EXHIBIT 16

Ronald R. Chadwick, P.C
2851 South Parker Road
Suite 720
Aurora, Colorado 80014
Phone: (303) 306-1967 Fax: (303) 306-1944

September 30, 2013

Securities and Exchange Commission
Division of Corporate Finance
100 F Street North East
Washington, DC 20549 USA

Ladies and Gentlemen:

We were previously the independent registered public accounting firm of Antaga International Corporation. On September 30, 2013, we resigned as the independent registered public accounting firm of Antaga International Corporation. We have read Antaga International Corporation’s statements included under Item 4.01 of its Form 8-K dated October 1, 2013, and we agree with such statements, except that we are not in a position to agree or disagree with Antaga International Corporation’s statements related to the engagement of KWCO, PC, Certified Public Accountants as the independent registered public accounting firm.

Sincerely,

/s/ Ronald R. Chadwick, CPA
_________________________
Ronald R. Chadwick, CPA
Aurora, Colorado